Pricing Supplement No. 47         Rule 424(b)(2)
DATED: 11/1/95         Registration No. 33-56196
(To Prospectus Supplement dated January 8, 1993, including the Prospectus dated December 30, 1992)


$1,000,000,000
USL CAPITAL CORPORATION*
MEDIUM-TERM NOTES, SERIES C
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note [ ]   6.28% Fixed Rate Note [x]
Global Security:   [x] Yes  [ ] No
Principal Amount:  $10,000,000
Settlement Date:   11/6/95    Maturity Date: 11/6/00
Interest Accrual Date: 11/6/95

New Maturity Date(s): N/A     Notice of Renewal Date(s): N/A

Issue Price:  100%

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period:  Semi-Annually
Interest Payment Dates:   3/1, 9/1

(Only applicable to Floating Rate Notes)
Initial Interest Rate:

Index Maturity:
Base Rate(s):
If LIBOR, Designated LIBOR Page:
     [  ] LIBOR Reuters
     [  ] LIBOR Telerate
Index Currency:
Interest Reset Period:
Interest Reset Dates:

Spread (plus or minus):

Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Calculation Agent:

Original Issue Discount Note:
[  ] Yes  [X ] No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:


Trade Date:    11/1/95
Name of Agent:  Goldman, Sachs & Co.
Agent's Discount or Commission:     $35,000
Net Proceeds to Company:         $9,965,000

[ ] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of

     [  ] 100% of Principal
     [  ] ___% of Principal

[X ] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:

     [  ] a fixed initial public offering price of
          100% of the Principal Amount
     [  ] a fixed initial public offering price of
          ___% of the Principal Amount
     [X ] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QAW4

Additional Terms:



*On November 12, 1993, United States Leasing International, Inc., changed its name to USL Capital Corporation.